UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               MOORE MEDICAL CORP.
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             (Exact name of registrant as specified in its charter)

                Delaware                                     22-1897821
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  (State of incorporation organization)                    (IRS Employer
                                                         Identification No.)

  P.O. Box 1500, 389 John Downey Drive
             New Britain, CT                                06050-1500
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 (Address of principal executive offices)                   (Zip Code)


If this form relates to the                     If this form relates to the
registration of a class of                      registration of a class of
securities pursuant to Section                  securities pursuant to Section
12(b) of the Exchange Act and is                12(g) of the Exchange Act and is
effective pursuant to General                   effective pursuant to General
Instruction A.(c), please check                 Instruction A.(d), please check
the following box. [x]                          the following box. [ ]

Securities Act registration statement file number to which this form relates:
001-08903
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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered
-------------------                       ------------------------------

Rights to Purchase Series I               American Stock Exchange
Junior Preferred Stock

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant's Securities to be Registered.

In connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 2004, among McKesson Corporation, a Delaware corporation ("McKesson"), Madison Acquisitions Inc., a Delaware corporation and Moore Medical Corp., a Delaware corporation (the "Company"), the Company and American Stock Transfer & Trust Co. (the "Rights Agent") entered into Amendment No. 1 to Rights Agreement dated as of January 19, 2004 (the "Amendment") amending the Rights Agreement, dated as of November 18, 1998, between the Company and the Rights Agent (the "Rights Agreement") in order to amend Section 1(a) of the Rights Agreement to provide neither McKesson, nor any of its Affiliates or Associates (each as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement), nor will any Distribution Date or Stock Acquisition Date (each as defined in the Rights Agreement) occur or be deemed to occur, nor shall any holder of the Rights to Purchase Series I Junior Preferred Stock be entitled to any rights or benefits pursuant to any provision of the Rights Agreement, in each case as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby.

A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

1. Amendment No. 1 to Rights Agreement, dated as of January 19, 2004, between Moore Medical Corp. and American Stock Transfer & Trust Co., as Rights Agent.


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


                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       MOORE MEDICAL CORP.


                                       By: /s/ Linda M. Autore
                                          --------------------------------------
                                          Name:  Linda M. Autore
                                          Title: President and Chief Executive
                                                 Officer
Date: January 22, 2004


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

                                INDEX OF EXHIBITS

Exhibit No.       Description
-----------       -----------

   (1) Amendment No. 1 to Rights Agreement, dated as of January 19, 2004, between Moore Medical Corp. and American Stock Transfer & Trust Co., as Rights Agent


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